SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 12, 2005

(Date of Report)

(Date of Earliest Event Reported)

Central European Distribution Corporation

(Exact name of registrant as specified in its charter)

Delaware	0-24341	54-1865271
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

Two Bala Plaza, Suite 300, Bala Cynwyd, Pennsylvania 19004

(Address of Principal Executive Offices)

Registrant’s telephone number, including area code: (610) 660-7817

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 10, 2005, we entered into an employment agreement with Mr. Richard Roberts for a term expiring on December 31, 2008, pursuant to which Mr. Roberts will be our Vice President, Export Director. We issued a press release on October 12, 2005 with respect to Mr. Roberts’ employment in this capacity in connection with the completion of the Polmos Bialystok Acquisition (as defined below).

Under the employment agreement, Mr. Roberts will receive a total base salary of $100,000 for the period of September 1, 2005 through August 31, 2006, $110,000 for the second year of his employment through August 31, 2007, and $120,000 gross per annum thereafter through December 31, 2008. Mr. Roberts is also entitled to receive a cash bonus of $35,000 to $100,000 at the end of each calendar year based on the volume of exports from two of our subsidiaries, Polmos Bialystok S.A. and Bols Sp. z o.o. The employment agreement also provides Mr. Roberts with a grant of five year vested options to purchase 20,000 shares of our common stock, par value $0.01 per share, at a price per shares of $36.08. In addition, Mr. Roberts is entitled to receive options to purchase 12,500 shares of our common stock on each of August 10, 2006 and 2007 with an option exercise price determined as of August 9 in each of those years.

We may terminate the employment agreement for cause (as defined in the employment agreement) or if Mr. Roberts is unable to perform his duties for more than six months because of illness, physical or mental disability or other similar incapacity. Mr. Roberts may terminate the employment agreement for good reason (as defined in the employment agreement).

The foregoing description does not purport to be a complete description of the terms of the employment agreement with Mr. Roberts and is qualified in its entirety by the terms of such agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and which is incorporated by reference herein.

Item 2.01. Completion of Acquisition or Disposition of Assets.

On October 12, 2005, we completed our acquisition (the “Polmos Bialystok Acquisition”) of 61% of the outstanding capital stock of Polmos Bialystok S.A. (“Polmos Bialystok”), a company organized under the laws of the Republic of Poland, from the State Treasury of the Republic of Poland for a total purchase price of PLN 1.06 billion in cash (approximately US$328.2 million based on the current exchange rate). We now own approximately 66% of Polmos Bialystok’s outstanding capital, as we have purchased approximately 5% of Polmos Bialystok’s shares in the open market. We received approval of the President of the Polish Competition and Consumer Protection Office on October 3, 2005, and the Polish Securities and Stock Exchange Commission on August 2, 2005, both of which were conditions precedent for the completion of the Polmos Bialystok Acquisition. We reported entering into the definitive agreement regarding the Polmos Bialystok Acquisition in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2005, which report is incorporated herein by reference.

On October 12, 2005, we issued a press release announcing that we had completed the Polmos Bialystok Acquisition and related matters. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 12, 2005, we issued a press release to announce that Mr. Roberts was appointed as our Vice President, Export Director effective as of August 12, 2005 in accordance with the terms of the employment agreement described in Item 1.01 above. Mr. Roberts, 58, is President of RSR International, LLC, a consulting firm specializing in international marketing and sales of alcoholic beverages, and has over 30 years of experience in the alcohol beverages field. From 1992 to January 2002, he was Vice President International for the Sutter Home Winery, responsible for all markets outside the United States. Prior to that, he held a variety of senior management positions at Seagram International, including marketing and sales, as well as several general management positions of Seagram production and distribution companies outside the United States. Mr. Roberts has an M.B.A. degree from the American Graduate School of International Management. The material terms of the employment agreement with Mr. Roberts are described in Item 1.01 of this Current Report on Form 8-K and are incorporated by reference herein.

In conjunction with Mr. Roberts becoming one of our executive officers, Mr. Roberts has resigned from his position as a member of our Board of Directors, effective October 12, 2005.

Item 9.01.	Financial Statements and Exhibits

(a) Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) will be filed by amendment to this Current Report on Form 8-K within 71 calendar days of the date of this report.

(b) Pro forma financial information.

The pro forma financial information required by Item 9.01(b) will be filed by amendment to this Current Report on Form 8-K within 71 calendar days of the date of this report.

(c) Exhibits.

2.1	Share Purchase Agreement, dated July 11, 2005, by and among the State Treasury of the Republic of Poland, Carey Agri International-Poland Sp. 2.0.0. and Central European Distribution Corporation (incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed with the Securities and Exchange Commission on July 15, 2005).

10.1	Employment Agreement, dated August 10, 2005, by and between Central European Distribution Corporation and Richard Roberts.

99.1	Press release, dated October 12, 2005, titled “Central European Distribution Corporation Completes the Purchase of 61% of the Capital Stock of Polmos Bialystok S.A.”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 13, 2005	Central European Distribution Corporation

	By:	/s/ James Archbold
	Name:	James Archbold
	Its:	Secretary